UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 25, 2009

CROCS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-51754	20-2164234
(State or other	(Commission	(I.R.S. Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

6328 Monarch Park Place Niwot, Colorado	80503
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 848-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 25, 2009, Crocs, Inc. (the “Company”) and its subsidiaries, Crocs Retail, Inc., Crocs Online, Inc., Ocean Minded, Inc., Jibbitz, LLC and Bite, Inc. (collectively with the Company, the “Borrowers”) entered into a Revolving Credit and Security Agreement (the “Credit Agreement”) with PNC Bank, National Association (“Bank”), as lender and agent for the lenders under in the Credit Agreement from time to time.

The following summary does not purport to be a complete summary of the Credit Agreement and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

The Credit Agreement provides for an asset-backed revolving credit facility of up to $30 million in total to the Borrowers, which includes a $17.5 million sublimit for borrowings against Borrowers’ eligible inventory, a $2 million sublimit for borrowings against Borrowers’ eligible inventory in-transit, and a $4 million sublimit for letters of credit, subject to customary reserves and reductions to the extent of changes in the Company’s asset borrowing base.  Borrowings under the Credit Agreement may be used for fees and expenses related to the loan transaction itself, working capital needs and to reimburse drawings under the letters of credit.

Borrowings under the Credit Agreement bear interest at the Revolving Interest Rate. The Revolving Interest Rate is defined in the Credit Agreement as an interest rate per annum equal to (i) the sum of the Alternate Base Rate plus two percent (2%) with respect to domestic rate loans and (ii) the sum of three and one-half percent (3.50%) plus the greater of (a) the Eurodollar rate, and (b) one and one half percent (1.50%) with respect to Eurodollar rate loans, as applicable.  The Alternate Base Rate is defined as a rate per annum, for any day, equal to the higher of (i) the Bank’s published reference rate or, (ii) the Federal Funds Open rate in effect on such day plus one half of one percent (0.50%) and (iii) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%).  The Credit Agreement requires monthly interest payments with respect to domestic rate loans and at the end of each interest period with respect to Eurodollar rate loans.

The Credit Agreement will mature on September 25, 2012.  The Borrowers may terminate the Credit Agreement at any time prior to the maturity date upon ninety (90) days’ prior written notice and upon payment in full of all outstanding obligations under the Credit Agreement.  If the Borrowers terminate the Credit Agreement within the first three years after the date on which the Credit Agreement is entered into, the Borrowers must pay a specified early termination fee.  The Credit Agreement requires the Borrowers to prepay borrowings under the Credit Agreement in the event of certain dispositions of property.

Borrowings under the Credit Agreement are secured by all of the assets of the Borrowers, including all receivables, equipment, general intangibles, inventory, investment property, subsidiary stock, and leasehold interests of the Borrowers.  In addition, certain subsidiaries of the Company guaranty the obligations of the Borrowers and grant security interests to Bank in certain subsidiary stock and intellectual property owned by such subsidiary guarantors.

The Credit Agreement contains certain customary restrictive and financial covenants, including without limitation, (a) covenants requiring the Borrowers to (i) pay certain fees; (ii) maintain a tangible net worth in the amount not less than $266 million, measured at the end of each fiscal quarter; and (iii) maintain, at the end of each fiscal quarter, a fixed charge coverage ratio of not less than 1.1 to 1.0; and (b) covenants prohibiting the Borrowers from (i) entering into certain merger, consolidation or other reorganization transactions with, or acquiring all or a substantial portion of the assets or equity interests of, any person or entity; (ii) selling, leasing or transferring any of its properties or assets, with certain exceptions, including sales of inventory in the ordinary course of business; (iii) creating certain liens on any of its properties or assets; (iv) making any capital expenditure in excess of $35 million during the year ending December 31, 2009 and $50 million during each of the years ending December 31, 2010 and December 31, 2011; (v) declaring, paying or making any dividend or distribution; or (vi) creating, incurring or assuming additional indebtedness, in each case subject to certain exceptions.

The Credit Agreement contains customary events of default.  If an event of default under the Credit Agreement occurs and is continuing, then the Bank may declare any outstanding obligations under the Credit Agreement immediately due and payable and the Bank shall have the right to terminate the Credit Agreement.  In addition, if any order for relief is entered under bankruptcy laws with respect to the Company, then any outstanding obligations under the Credit Agreement will be immediately due and payable.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.              Financial Statements and Exhibits.

(d) Exhibits.

10.1                           Revolving Credit and Security Agreement, dated September 25, 2009, by and among Crocs, Inc., Crocs Retail, Inc., Crocs Online, Inc., Ocean Minded, Inc., Jibbitz LLC, Bite, Inc. and PNC Bank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROCS, INC.

Date: September 30, 2009	By:	/s/ Russell C. Hammer
Russell C. Hammer,
Chief Financial Officer, Senior Vice President - Finance and Treasurer